THIRD AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 11, 2023, by and between Manager Directed Portfolios and Quasar Distributors, LLC (together, the “Parties”) is effective as of July 22, 2024.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Fund list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

MANAGER DIRECTED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC
By: /s/ Amber C. Kopp	By: /s/ Teresa Cowan
Name: Amber C. Kopp	Name: Teresa Cowan
Title: Secretary	Title: President
Date: July 22, 2024	Date: July 22, 2024

EXHIBIT A

Vert Global Sustainable Real Estate ETF
SanJac Alpha Low Duration ETF
SanJac Alpha Core Plus Bond ETF